Exhibit 99.1

IDT Corporation to Sell Fabrix Systems

NEWARK, NJ – September 12, 2014: IDT Corporation (NYSE: IDT), a global provider of telecommunications and payment services, announced today that it has reached an agreement to sell its interests in Fabrix Systems (Fabrix) to Ericsson. The sale price for 100% of the shares in Fabrix Systems is $95 million, subject to working-capital and other customary adjustments. IDT owns approximately 78% of Fabrix on a fully diluted basis.

The sale is expected to close in October 2014, subject to customary conditions. IDT acquired a majority stake in the Israel-based Fabrix in 2007, and the business has grown significantly since then.

Shmuel Jonas, IDT’s CEO, said, “This sale further sharpens our strategic focus on our growing communications and payments businesses, and represents another in a string of successful efforts to maximize shareholder value by selling or spinning off non-core businesses we have created or nurtured.”

IDT Corporation has spun off three public companies to its shareholders over the past five years: CTM Media Holdings Inc. (OTC Pink Markets: CTMMA, CTMMB); Genie Energy Ltd, (NYSE: GNE), and Straight Path Communications Inc., (NYSE MKT: STRP).

Fabrix is a leading provider of cloud storage, computing and network delivery for video applications. Fabrix has pioneered a cloud based scale out storage and computing platform focused on providing a simple, tightly integrated solution optimized for media storage, processing and delivery applications such as Cloud DVR, and VOD expansion. Its innovative approach takes advantage of the latest advances in clustered storage; grid computing; virtualization and video processing technologies enabling a wide range of applications.

Forward Looking Statements:

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

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About IDT Corporation:

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides retail telecommunications and payment services to help immigrants and the under-banked to conveniently and inexpensively communicate and share resources around the world. IDT Telecom’s wholesale business is a leading global carrier of international long distance voice calls. IDT also holds majority interests in two early-stage technology companies focused on high growth industries: Zedge (www.zedge.net), a mobile content discovery and acquisition platform, includes one of the most popular Apps for Android and iOS; Fabrix Systems (www.fabrixsystems.com), a cloud based scale out storage and computing platform, provides a scalable solution optimized for media and big data processing and delivery. For more information, visit www.idt.net.

Investor Relations
IDT Corporation
Bill Ulrey

Phone: (973) 438-3838

E-mail: invest@idt.net